As filed with the Securities and Exchange Commission on July 13, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADCARE HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Ohio	31-1332119
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

5057 Troy Road

 Springfield, Ohio 45502-9032
(937) 964-8974
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Tenwick

Chairman of the Board

AdCare Health Systems, Inc.

5057 Troy Road, Springfield, Ohio 45502-9032

(937) 964-8974

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Michael A. Smith, Esq.

Carlile Patchen & Murphy LLP

366 East Broad Street

Columbus, Ohio 43215

(614) 628-0788

Approximate date of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
(Do not check if a smaller reporting
company)

Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value, issued as part of a private placement concluding on April 29, 2011	1,020,828	(1)	$6.35	$6,482,328	$753
Common Stock, no par value, underlying warrant issued in connection with a private placement concluding on April 29, 2011	250,000		$6.35	$1,587,500	$184

(1)           Represents shares of common stock issuable upon conversion of an aggregate principal amount of $4,508,700 of the registrant’s unsecured subordinated convertible notes (the “convertible notes”). The convertible notes are initially convertible into 850,699 shares of common stock, based on a conversion price of $5.30 per share. In connection with the issuance of the convertible notes, the registrant entered into registration rights agreements dated March 31, 2011 and April 29, 2011, respectively, which require the registrant to register 120% of the number of shares of common stock issuable upon conversion of the convertible notes, or 1,020,828 shares. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is registering an indeterminate number of shares of common stock issuable upon conversion of the convertible notes in connection with stock splits, stock dividends, recapitalizations or similar events, but not including additional shares which may be issued as a result of an adjustment in the conversion rate upon a dilutive issuance.  No additional registration fee has been paid for these shares of common stock.

(2)           Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock, as reported on The NYSE Amex on July 8, 2011, which was $6.35 per share.

The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement covers the registration of the resale, from time to time, of 1,270,828 shares of registrant’s common stock, no par value, which number of shares represents 120% of the total number of shares of common stock issuable to the selling shareholders identified herein upon the conversion of certain subordinated convertible notes issued to the selling shareholders pursuant to a private placement that initially closed on March 31, 2011, with a second closing on April 29, 2011, and shares of common stock issuable upon the exercise of warrants issued to the placement agent in connection with the issuance of the subordinated convertible notes.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2011

PROSPECTUS

ADCARE HEALTH SYSTEMS, INC.

1,270,828 Shares of Common Stock

Pursuant to securities purchase agreements entered into on March 31, 2011 and April 29, 2011, respectively, we issued $4,508,700 in aggregate principal amount of unsecured subordinated convertible notes, the “convertible notes,” in a private placement that initially closed on March 31, 2011, with a second closing on April 29, 2011.

The convertible notes are initially convertible into 850,699 shares of common stock, based on a conversion price of $5.30 per share of common stock, which is subject to adjustment from time to time as described in further detail in this prospectus.  Pursuant to registration rights agreements entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes, or initially 1,020,828 shares.

In addition, we agreed to register 250,000 shares of common stock issuable upon exercise of warrants (the “Warrants”) issued to Cantone Research, Inc. (“CRI”), the placement agent in connection with the issuance of the convertible notes.  The Warrants are exercisable at a price of $5.30 per share of common stock.

This prospectus may be used by the selling shareholders named herein to resell from time to time the shares of common stock issuable upon conversion of the convertible notes and exercise of the Warrants, as applicable. The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the registered shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.  We will not receive proceeds from the sale of any of the common stock registered pursuant to this prospectus.  The selling shareholders will sell the shares in accordance with the “Plan of Distribution” set forth in this prospectus.  The selling shareholders will bear all commissions and discounts, if any attributable to the sale of the registered shares.  We will bear all costs, expenses and fees in connection with the registration of the shares.

Our common stock is traded on the NYSE AMEX under the symbol “ADK”.  On July 1, 2011, the last reported sale of our common stock on the NYSE AMEX was $6.20 per share.

You should read carefully both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information”.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 3 for certain risks and uncertainties that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July     , 2011.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different from that contained in this prospectus.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  The information on this prospectus is complete and accurate only as of the date of the front cover regardless of the time delivery of this prospectus or of any sale of shares.  Except where the context requires otherwise, in this prospectus, the words “Company,” “AdCare,” “we,” “us” and “our” refer to AdCare Health Systems, Inc., an Ohio corporation.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus.  It does not contain all of the information that is important to you.  We encourage you to carefully read this entire prospectus, including the risks of investing discussed under “Risk Factors” beginning on page 3 of this prospectus, as well as the information incorporated by reference, before making a decision about whether to invest in our common stock.  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

Our Company

We are a Springfield, Ohio based developer, owner and manager of retirement communities, assisted living facilities, nursing homes, and provide home health care services.  As of March 31, 2011, we operate twenty-eight facilities, comprised of twenty skilled nursing centers, seven assisted living residences and one independent living/senior housing facility, totaling approximately 2,600 units.  Subsequent to March 31, 2011, we became the owner and operator of three additional skilled nursing centers with an aggregate of 335 units.  Our communities are located in Ohio, Georgia, Alabama and North Carolina.

We have an ownership interest in fourteen of the facilities we operate, comprised of 100% ownership of eight of the skilled nursing centers and six assisted living facilities.  We have lease agreements on eleven skilled nursing facilities.  The assisted living facilities that we own operate under the name Hearth & Home, with the tag line “Home is where the hearth is.”  We also maintain a development/consulting initiative which provides potential management opportunities to our core long-term care business.  AdCare Health Systems, Inc. and Hearth & Home are registered trademarks.

Our business operates in two segments:  (1) management and facility-based care and (2) home-based care.  In our management and facility-based care segment, we derive revenues from three primary sources.  We operate and have ownership interests in fourteen (14) facilities for which we collect fees from the residents of those facilities.  Profits/losses are generated to the extent that the monthly patient fees exceed the costs associated with operating those facilities.  We also manage assisted living facilities and nursing homes owned by third parties.  With respect to these facilities, we receive a management fee based on the revenue generated by the facilities.  Within our management facility-based care segment, we provide development, consulting and accounting service to third parties.  In these instances, we receive a fee for providing those services.  These fees vary from project to project, with the development fee in most cases being based on a percentage of the total cost to develop the project.

Corporate Information

Our principal executive offices are located at 5057 Troy Road, Springfield, Ohio 45502, and our telephone number is (937) 964-8974.  We maintain a website at www.adcarehealth.com.  This reference to our website is an inactive textual reference only and is not a hyperlink.  The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our securities.

The Offering

Common stock offered by us	None

Common stock offered by selling shareholders	1,270,828 shares(1)

Total number of shares of common stock outstanding immediately prior to this offering, as of July 1, 2011	8,518,601 shares (2)

Assuming the conversion of all convertible notes and the exercise of all Warrants at a conversion and exercise price, respectively, of $5.30 per share of common stock, the total number of shares of common stock outstanding immediately after the offering

9,789,429 shares

Use of Proceeds

We will not receive any proceeds from the resale of the common stock by the selling shareholders. We may receive proceeds from the exercise of the Warrants, if exercised for cash. We intend to use any proceeds from the exercise of any of the Warrants for working capital and other general corporate purposes. There is no assurance that any of the Warrants will ever be exercise for cash, if at all.

Risk Factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3.

NYSE AMEX Market Symbol	“ADK”

(1)           The shares of common stock registered hereunder consist of: (i) 250,000 shares of common stock underlying the Warrants; and (ii) 850,699 shares of common stock into which the convertible notes are initially convertible, based on a conversion price of $5.30 per share of common stock.  Pursuant to registration rights agreements entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes, or initially 1,020,828 shares.

(2)           Excludes: (i) 318,013 shares of our common stock issuable upon exercise of outstanding options, at a weighted-average exercise price of $3.55 per share of common stock; (ii) 5,393,175 shares of our common stock issuable upon exercise of outstanding warrants, at a weighted-average exercise price of $3.00 per share of common stock; and (iii) 853,000 shares of our common stock available for future issuance under our existing equity plans.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Please consider carefully the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011, as amended from time to time, each of which is incorporated by reference in this prospectus, in any future filings made by us with the Securities and Exchange Commission (the “SEC”) and incorporated by reference in this prospectus, and the additional risk factors set forth below.  The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.  Please also refer to the section below entitled “Cautionary Notice Regarding Forward-Looking Statements.”

We intend to expand our business into new areas of operation.

Our business model calls for seeking to acquire existing cash flowing operations and to expand our operations by pursuing an acquisition merger and acquisition growth strategy to acquire and lease long term care facilities, primarily nursing homes.  Our success will largely depend on our ability to finance the new acquisitions and implement and integrate the new acquisitions into our management systems.  As a result, we expect to experience all of the risks that generally occur with rapid expansion such as:

•                  adapting our management systems and personnel into the new acquisition;

•                  integrating the new acquisition and businesses into our structure;

•                  acquisition and operation of new acquisitions and businesses in the Southeastern United States, a geographic region in which we have not historically operated;

•                  obtaining adequate financing under acceptable terms;

•                  retention of key personnel, customers and vendors of the acquired business and the hiring of new personnel;

•                  impairments of goodwill and other intangible assets; and

•                  contingent and latent risks associated with the past operations of, and other unanticipated costs and problems arising in, an acquired business.

If we are unable to successfully integrate the operations of an acquired property or business into our operations, we could be required to undertake unanticipated changes.  These changes could have a material adverse effect on our business.  Since we went public in November, 2006, we have not expanded into new areas of business.

We may need additional financing to complete our long-term acquisition and expansion plans, and we do not have commitments for additional financing.

To achieve our growth objectives, we will need to obtain sufficient financial resources to fund our expansion, development and acquisition activities.  We believe we may need to secure debt financing in order to help us leverage our equity resources and make further acquisitions. As of March 31, 2011, we had an accumulated deficit of $13,314,166 and working capital of approximately $1,746,000.  Our cumulative losses have, in the past, made it difficult for us to borrow adequate funds on what management believed to be commercially reasonable terms.  There can be no assurance that adequate financing will be available on terms that are acceptable to us, if at all.  In addition, our Board of Directors may elect to use our stock as “currency” in acquiring additional businesses.  If so, our stockholders may experience dilution.

We currently have lines of credit in place which may be insufficient to satisfy short-term cash needs.

In March of 2010, we increased our available line of credit with Huntington National Bank to $200,000 in order to assist with cash flow.  As of December 31, 2010, approximately $187,000 was used in operation of the Company.  We have also established a $191,000 line of credit using funds from our non-qualified deferred compensation plan.  Members of this plan, which is only available to senior management, authorized the transfer of funds to establish the line of credit with interest accruing at 8%.  The funds are presently used in the operation of the Company.  Additionally, on October 29, 2010, AdCare subsidiaries ADK Powder Springs Operator, LLC, ADK Lumber City Operator, LLC, ADK Jeffersonville Operator, LLC, ADK LaGrange Operator, LLC, and ADK Thomasville Operator, LLC (collectively, the “Borrowers”) entered into a Credit Agreement with lender, Gemino Healthcare Finance, LLC (the “Lender”), to provide a credit facility in the maximum amount of $5,000,000. The initial term of the Credit Facility will expire on October 29, 2013.  Borrowing under the Credit Facility is not limited to use by the Borrowers and may be used for various business purposes. Conditions of the Credit Agreement require the Borrowers to pay interest on a minimum balance of $1,000,000.  Subsequently, on February 25, 2011, we joined five additional AdCare subsidiaries:  ADK Thunderbolt Operator, LLC, ADK Savannah Beach Operator, LLC, ADK Oceanside Operator, LLC, Attalla Nursing ADK, LLC, and Coosa Nursing ADK, LLC as additional borrowers in the Credit Agreement.  The additional borrowers increased the amount of credit available to us and the maximum amount of the credit facility increased to $7,500,000.  As of March 31, 2011, approximately $4,771,000 of the credit facility was used in the operations of the business.

Businesses typically use lines of credit to finance short-term and unexpected cash needs.  There can be no assurances that these lines of credit will be sufficient in the event of an acute cash deficit.  Therefore, we intend to secure additional lines of credit or increases in our existing lines but we can provide no assurance that it will be available on acceptable terms, if at all, or that the amount of any line of credit obtained will be sufficient to handle future cash needs as they arise.

Our business depends on reimbursement under federal and state programs, and legislation or regulatory action may reduce or otherwise adversely affect the amount of reimbursements.

Our revenues are heavily dependent on payments administered under the Medicare and Medicaid programs. The economic downturn has caused many states to institute freezes on or reductions in Medicaid reimbursements to address state budget concerns.  Moreover, for the 2010 federal fiscal year, the Federal Centers for Medicare and Medical Services (“CMS”) effectively reduced our Medicare reimbursement rates; for the 2011 federal fiscal year, CMS has implemented changes to the Resource Utilization Group classification system, which may impact our Medicare revenues adversely.

In addition to these reductions, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. Aspects of certain of these initiatives, such as further reductions in funding of the Medicare and Medicaid programs, additional changes in reimbursement regulations by CMS, enhanced pressure to contain healthcare costs by Medicare, Medicaid and other payers, and additional operational requirements, could adversely affect us.

We have a history of operating losses and may incur losses in the future as we expand.

For the year ended December 31, 2010, for amounts attributable to the Company, we had a net loss of $2,743,621 compared to a net income of $440,283 for the year ended December 31, 2009.  For the three months ended March 31, 2011, for amounts distributable to the Company, we had net loss of $765,296 compared to net income of $409,501 for the three months ended March 31, 2010.  There can be no assurance that we will be able to operate profitably as we expand.  As of March 31, 2011, we had working capital of approximately $1,746,000.

Management’s plans with the objective of improving liquidity and profitability in future years encompass the following:

•                  refinancing debt where possible to obtain more favorable terms.

•                  increase facility occupancy, improve the occupancy mix by increasing Medicare patients.

•                  add additional management contracts.

•                  Acquire additional long term care facilities with existing cash flowing operations to expand our operations.

Management believes that the actions that will be taken by the Company provide the opportunity for the Company to improve liquidity and achieve profitability.  However, there can be no assurance that such events will occur.

Assisted living and skilled nursing facility financial stability could be negatively impacted by the current economic conditions.

Approximately 8% of our skilled nursing occupants and nearly all the occupants of our assisted living facilities rely on their personal investments and wealth to pay for their stay in our facilities.  Recent declines in market values of investments could limit their ability to pay for services or shorten the period of time for which they can pay privately for their stay.  The declining market for the sale of homes could limit their ability to sell their personal assets further reducing their ability to remain in our facilities.  Furthermore, adult children who have recently become unemployed may decide to care for their parent at home so that their parent’s income may help offset some of their own financial burdens.  During 2010, we have experienced lower occupancy in our assisted living facilities and believe it may be due in part to our potential customers’ response to the current economic conditions.  We do not believe lower occupancy in our assisted living facilities represents a trend.

We are engaged in an evolving and highly-regulated industry, which increases the cost of doing business and may require us to change the way our business is conducted.

Health care is an area of extensive and frequent regulatory change.  Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, cost of doing business, and amounts of reimbursements from the government and other payers.  Our assisted living residences and nursing homes are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities.  We are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies.  A failure to comply with applicable requirements could cause us to be fined or could cause the cessation of our business, which would have a material adverse effect on our company.

The manner and the extent to which assisted living is regulated at the federal and state level is evolving.  Changes in the laws or new interpretations of existing laws may have a significant effect on our methods and costs of doing business.  Our success will depend partially on our ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses.  Our operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care given to the residents and revisions in licensing and certification standards.  We believe that our operations do not presently violate any existing federal or state laws.  But there can be no assurance that federal, state, or local laws or regulatory procedures which might adversely affect our business, financial condition, and results of operations for prospects will not be expanded or imposed.

State and federal regulatory changes also affect our business.

Because of the nature of our business, changes to both state and federal regulations may impact the pricing for our services and the methods of reimbursement.  Changes which reduce the amount which we can charge for our services or delay or reduce the amount of our reimbursement could have a material adverse effect upon our business.

An expanded Federal program is underway to recover Medicare overpayments.

The Medicare Modernization Act of 2003 established a three year demonstration project to recover overpayments and identify underpayments on Medicare claims from hospitals, skilled nursing facilities and home health agencies through a review of claims previously paid by Medicare beginning in October, 2007.  Medicare contracted nationwide with third parties known as Recovery Audit Contractors (“RAC”) to conduct these reviews commonly referred to as RAC Audits.  Due to the success of the program, the Tax Relief and Healthcare Act of 2006 made the program permanent and mandated its expansion to all 50 states in 2010.  As of March 31, 2011, we have not received notification that any of our claims are subject to RAC Audits however, we can make no assurances that our claims will not be selected for RAC Audits in the future and if they are the extent to which these audits may reduce our revenue or otherwise hinder cash flow.

State Certificate of Need laws and other regulations could negatively impact our ability to grow our nursing home business.

Many states in which we could expand, have adopted Certificate of Need or similar laws that generally require that a state agency approve certain nursing home acquisitions and determine the need for certain nursing home bed additions, new services, capital expenditures, or other changes prior to the acquisition or addition of beds or services, the implementation of other changes, or expenditure of capital.  State approvals are generally issued for specified maximum expenditures and require implementation of the proposal within a specified period of time.  Failure to obtain the necessary state approval can result in the inability to provide the service, to operate the centers, to complete the acquisition, addition, or other change, and can also result in sanctions or adverse action on the center’s license and adverse reimbursement action.  There can be no assurance that we will be able to obtain Certificate of Need approval for all future projects requiring the approval, or that approvals will be timely.

Due to the high-risk circumstances in which we conduct business, we may encounter liability claims in excess of insurance coverage.

The provision of health care services entails an inherent risk of liability.  In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs.  We currently maintain $1,000,000 in liability insurance for any one exposure.  This insurance is intended to cover malpractice and other lawsuits.  Although we believe that it is in keeping with industry standards, there can be no assurance that claims in excess of our limits will not arise.  Any such successful claims could have a material adverse effect upon our financial condition and results of operations.  Claims against us, regardless of their merit or eventual outcome, may also have a material adverse effect upon our ability to attract and retain business.  In addition, our insurance policies must be renewed annually and there can be no assurance that we will be able to retain coverage in the future or, if coverage is available, that it will be available on acceptable terms.

We encounter intense competition from competitors, many of whom have greater resources than AdCare.

The long-term care industry is highly competitive and we believe that it will become even more competitive in the future.  Our assisted living facilities and nursing homes compete with numerous companies providing similar long-term care alternatives, such as home health care agencies, community-based service programs, retirement communities and convalescent centers, and other assisted living providers.  We compete with national companies such as HCR Manor Care, Alterra and Extended Care with respect to both our nursing home and assisted living facilities.  We also compete with locally owned entities as well as Health Care Facilities-HCF on a regional basis.  Historically, we have found that the entry of one or more of these competitors into one of our established markets can reduce both our occupancy and the rates we are able to charge to our customers. In the past, we have found national publicly traded competitors who are willing to enter into a market already served by us.  When these competitors experienced lower than expected occupancies, they relied on their greater financial resources to reduce their rates in order to increase occupancy.  This resulted in our occupancies decreasing below expected levels. Eventually, demographics improved and rates stabilized.  However, there can be no assurance that similar events will not occur in the future which could limit our ability to attract residents or expand our business and that could have a negative effect on our financial condition, results of operations, and prospects.  We can provide no assurance that competitive pressures will not have a material adverse effect on us.

The home health care business is also highly competitive.  Since we first acquired Assured Health Care in 2005, its operations remain relatively centralized in the Dayton, Ohio area.  However, in that area, Assured faces competition from several sources including, without limitation, Fidelity Nursing Home Systems, Kettering Network Home Care, GEM City Home Care, Greene Memorial Hospital Home Care, and Community Springfield.

Our business is very labor intensive, we operate in smaller markets with limited personnel resources, and our success is tied to our ability to attract and retain qualified employees.

We compete with other providers of home health care, nursing home care, and assisted living with respect to attracting and retaining qualified personnel.  We depend on the availability of Registered Nurses and Licensed Practical Nurses to provide skilled care to our nursing home residents.  According to the Ohio Hospital Association, the supply of nurses nationwide is predicted to be 800,000 short of demand by 2020.  Another study conducted by Dr. David I. Auerbach for the journal Health Affairs estimated the shortage to increase to 340,000 by 2020.  According to the Bureau of Labor Statistics, “employment of registered nurses is expected to grow 23 percent [or 587,000 jobs] from 2006 to 2016, much faster than the average for all occupations”.  The Bureau of Labor Statistics also reports “employment of LPNs is expected to grow 14 percent [or 105,000 jobs] between 2006 and 2016, faster than the average for all occupations, in response to the long-term care needs of an increasing elderly population and the general increase in demand for health care services”.  While the experts may not agree on the size of the shortage, they all appear to agree that there is and will continue to be a shortage.  Because of the small markets in which we operate, shortages of nurses and/or trained personnel may require us to enhance our wage and benefit package in order to compete and lure qualified employees from more metropolitan areas.  To date, we have been able to adequately staff all of our operations.  However, we can provide no assurance that our labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

We are dependent on our management team and the loss of any of these individuals would harm our business.

Our future success depends largely upon the management experience, skill, and contacts of our officers and directors, in particular, David A. Tenwick, Chairman, Christopher Brogdon, Vice-Chairman and Chief Acquisitions Officer,  Boyd Gentry, President and CEO, and Martin D. Brew, Chief Financial Officer.  Mr. Tenwick has signed an employment agreement that is effective through September 2011.  Mr. Gentry has also entered into an employment agreement with us.  Neither Messrs. Brew nor Brogdon have agreed to be employed by us for any specified term.  Loss of the services of any or all of these officers could be materially detrimental to our operations.  In addition, due to the location of our corporate headquarters in a smaller urban region, we may experience difficulty attracting senior managers in the future.

We own multiple parcels of real estate and could be subject to environmental liability for hazardous substances found on any of those parcels, whether or not we caused the contamination.

While we are not aware of any potential problems at this time, we own multiple parcels of real estate, each of which is subject to various federal, state, and local environmental laws, ordinances, and regulations.  Many of these laws and regulations provide that a current or previous owner of real property may be held liable for the cost of removing hazardous or toxic substances, including materials containing asbestos that would be located on, in, or under the property.  These laws and regulations often impose liability whether or not the owner or operator knew, or was responsible for, the presence of the hazardous or toxic substances.  The cost of the removal is generally not limited under the laws and regulations and could exceed the property’s value and the aggregate assets of the owner or operator.  The presence of these substances or failure to remediate such substances properly may also adversely affect the owner’s ability to sell or rent the property or to borrow using the property as collateral.  If any of our properties were found to have environmental issues, we may be required to expend significant amounts to rehabilitate the property and we may be subject to significant liability.

The price of our securities may be subject to fluctuation.

The market price of our common stock and warrants will likely be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control.  These factors include:

•                  variations in our operating results;

•                  changes in the general economy, and more specifically the Ohio economy or in the local economies in which we operate;

•                  the financial markets; the state and length of the present bull market and when the market may revert to a bear market;

•                  the departure of any of our key executive officers and directors;

•                  the level and quality of securities analysts’ coverage for our common stock;

•                  announcements by us or our competition of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•                  changes in federal, state, and local health-care regulations to which we are subject; and

•                  future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance.

Our management substantially controls all major decisions.

Our directors and officers beneficially own approximately 31.8% of our outstanding common shares, options and warrants.  Therefore, our directors and officers will be able to influence major corporate actions required to be voted on by stockholders, such as the election of directors, the amendment of our charter documents, and the approval of significant corporate transactions such as mergers, reorganizations, sales of substantially all of our assets, and liquidation.  Furthermore, our directors will be able to make decisions affecting our capital structure, including decisions to issue additional capital stock, implement stock repurchase programs and incur indebtedness.  This control may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

As we expand our operations, we may open or manage facilities that are geographically near other facilities that we operate or manage.

While the facilities that we own and manage are sufficiently well-spaced so that they do not currently compete for business, there can be no assurance in the future, as we grow, that circumstances will not arise where facilities which we own and/or manage will compete with each other for patients.  If this were to occur, it may damage our relationships with facilities that we manage that could result in the termination of our management agreements.

The requirements of being a public company may strain our resources and distract our management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  These requirements may place a strain on our systems and resources.  The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition.  The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting.  We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required.  This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.

Takeover defense provisions may adversely affect the market price of our common stock.

Various provisions of Ohio corporation law and of our corporate governance documents may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving our investors of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover.  In addition, the existence of these provisions may adversely affect the market price of our common stock and warrants.  These provisions include:

•                  a requirement that special meetings of stockholders be called by our Board of Directors, the Chairman, the President, or the holders of shares with voting power of at least 25%;

•                  staggered terms among our directors with these classes of directors and only one class to be elected each year;

•                  advance notice requirements for stockholder proposals and nominations; and

•                  availability of “blank check” preferred stock.

Provisions in our bylaws provide for indemnification of officers and directors, which could require us to direct funds away from our business and future products.

Our Articles of Incorporation and Code of Regulations provide for the indemnification of our officers and directors.  We may be required to advance costs incurred by an officer or director and to pay judgments, fines and expenses incurred by an officer or director, including reasonable attorneys’ fees, as a result of actions or proceedings in which our officers and directors are involved by reason of being or having been an officer or director of our company.  Funds paid in satisfaction of judgments, fines and expenses may be funds we need for the operation of our business and the development of our product candidates, thereby affecting our ability to attain or maintain profitability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

The risk factors referred to in this prospectus could materially and adversely affect our business, financial conditions and results of operations and cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements.  The risks and uncertainties described in this prospectus are not the only ones we face.  New factors emerge from time to time, and it is not possible for us to predict which will arise.  There may be additional risks not presently known to us or that we currently believe are immaterial to our business.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, our business, operating results, liquidity and financial condition could be materially affected in an adverse manner.  Under such circumstances, you may lose all or part of your investment.

Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.  You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

DESCRIPTION OF PRIVATE PLACEMENT AND MATERIAL TERMS OF THE CONVERTIBLE NOTES

On March 31, 2011 and April 29, 2011, we entered into securities purchase agreements with certain accredited investors to sell and issue to them in reliance on Section 4(2) of the Securities Act of 1933 as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated there under, an aggregate of $4,508,700 in principal amount of convertible notes, bearing 10.0% interest per annum payable quarterly in cash in arrears beginning June 30, 2011.

CRI acted as placement agent for the financing.  The financing resulted in net proceeds to us of approximately $4,053,904, after deducting total fees of approximately $454,796 including the placement agent fee and other legal and accounting expenses relating to the financing.  In addition, we issued Warrants to purchase 250,000 shares of common stock , exercisable at a price of $5.30 per share of common stock, to the placement agent.  The net proceeds from the financing are being used by the Company for expansion.

The convertible notes are convertible, at any time following their issuance, into shares of common stock at an initial conversion price of $5.30 per share of common stock, which is equal to an initial conversion rate of 188.67924 shares per $1,000 principal amount of the convertible notes.  The initial conversion price, which is equal to 115% of the 10-day volume-weighted average price of our common stock prior to the initial closing of the financing, is subject to adjustment for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

Further, unless we first obtain the approval of our stockholders as required by the applicable rules of the NYSE Amex, in no event shall we be obligated to issue any shares of our common stock upon conversion of the convertible notes if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion of the convertible notes without breaching our obligations under the rules and regulations of the NYSE Amex.

The convertible notes are unsecured and subordinated in right of payment to existing and future senior indebtedness.

The convertible notes mature on March 31, 2014.  However, if after six (6) months from the closing of the transaction, the common stock trades at or above 200% of the conversion price for 20 out of 30 consecutive trading days, with an average daily trading volume of over 50,000 shares, then we may, subject to the satisfaction of certain other conditions, redeem the convertible notes in cash at a price equal to the sum of (i) 100% of the principal being redeemed plus (ii) any accrued and unpaid interest on the principal, plus late charges, if any (the principal amount being redeemed, plus any accrued and unpaid interest, plus any other charges, is collectively referred to in this prospectus as the “Redemption Amount”).

In addition, holders may require us to redeem all or a portion of their convertible notes upon a change of control transaction, as described in the convertible notes, at a redemption price in cash equal to the greater of (i) 110% of the Redemption Amount being redeemed and (ii) the product of (A) the Redemption Amount being redeemed multiplied by (B) the quotient determined by dividing (1) the greatest closing sale price of the shares of common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the change of control and (y) the public announcement of such change of control and ending on the date the holder delivers its redemption notice to us, by (2) the conversion price then in effect.

Additionally, the convertible notes may become immediately due and payable upon an “event of default,” which, with respect to each convertible note, generally includes, without limitation, each of the following:

•                                          certain failures under the terms of the registration rights agreement entered into in connection with the issuance of the convertible notes;

•                                          the suspension from trading or failure of the common stock to be listed on the NYSE Amex or any other national securities exchange for a period of five (5) consecutive trading days or for more than an aggregate of fifteen (15) trading days in any 365-day period;

•                                          our (A) failure to cure a conversion failure by delivery of the required number of shares of common stock within the time period specified in the convertible notes, or (B) notice of our intention not to comply with a request for conversion of any convertible notes into shares of common stock;

•                                          failure to pay any amount of principal, interest or other amounts when and as due under the convertible notes (if such failure continues beyond the expiration of any applicable cure or grace periods);

•                                          specific events of bankruptcy, insolvency, reorganization or liquidation;

•                                          our breach of any material warranty, covenant or other term or condition of any transaction document, except, in the case of a breach of a covenant or other term or condition of any transaction document which is curable, only if such breach continues for a period of at least ten (10) days; and

•                                          any event of default occurs with respect to any other convertible note.

If a convertible note is redeemed in connection with an event of default, we will be required to pay a redemption amount equal the greater of (i) the product obtained by multiplying (A) the Redemption Amount, by (B) 125% in the case of any events of default described in the first four bullet points above, or the sixth bullet point above, or 100% in the case of the an event of default described in the fifth bullet point above, or (ii) the product obtained by multiplying (X) the number of shares then issuable upon conversion of the convertible notes, by (Y) the highest closing sale price of our common stock during the period between the event of default and delivery of redemption notice.

Pursuant to a registration rights agreement entered into in connection with the issuance of the convertible notes, we agreed to register for resale 120% of the shares issuable upon conversion of the convertible notes.  The convertible notes are initially convertible into 850,699 shares of common stock, based on a conversion price of $5.30 per share of common stock.  Thus, 120% of 850,699 shares equals 1,020,828 shares (after adjustments for rounding), which is the number of shares we are registering for resale as a secondary offering pursuant to the registration statement of which this prospectus forms a part.  We are required to file the registration statement with the SEC no later than 50 days after the closing of the financing.  In addition, we are required to use our best efforts to have the registration statement declared effective as soon as practicable (but in no event later than 90 days after the closing of the financing if the registration statement is not subject to a full review by the SEC, or 120 days if the registration statement is subject to a full review by the SEC).  If we do not file by the filing deadline or have an effective registration statement by the registration deadline, then we will be subject to certain monetary penalties, as set forth in the registration rights agreement.  The monetary penalties will accrue at the rate of 1.0% of the initial principal amount of the convertible notes, payable on every thirtieth day after the day of the filing or registration failure until such failure is cured (all such periods to be pro rated for periods totaling less than thirty days).  In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the convertible notes, then we will be required to file additional registration statements to register the resale of any shares excluded from the originally filed registration statement.  Our registration obligations terminate with respect to any investor, on the earlier of (i) the date as of which such investor may sell all of the shares of common stock covered by the applicable registration statement without restriction or limitation pursuant to Rule 144 of the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) of the Securities Act relating to the availability of adequate current public information with respect to the Company, or (ii) the date on which such investor shall have sold all of the shares of common stock covered by such applicable registration statement.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling shareholders who offer and sell their shares.  We will not receive any proceeds from the resale of the registered common stock by the selling shareholders.  We may receive proceeds from the exercise of the Warrants, if exercised for cash.  We intend to use any proceeds from the exercise of any of the Warrants for working capital and other general corporate purposes.  There is no assurance that any of the Warrants will ever be exercise for cash, if at all.

SELLING SHAREHOLDERS

The shares of common stock being offered by the selling shareholders are those issuable to the selling shareholders upon conversion of the convertible notes.  For additional information regarding the issuance of those convertible notes, see the section of this prospectus entitled “Description of Private Placement and Material Terms of the Convertible Notes.”  We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time.  Except for the ownership of the convertible notes issued pursuant to the securities purchase agreements, the selling shareholders have not had any material relationship with us within the past three years.  Each of the selling shareholders holding convertible notes has represented to us that such convertible notes were purchased in the ordinary course of business.  Each of such selling shareholders has further represented to us that such selling shareholders at the time of purchase of the convertible notes did not have any agreement or understanding, directly or indirectly, with any person to distribute the convertible notes or any common stock issuable upon conversion of the convertible notes.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders.  The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the convertible notes, as of July 13, 2011, assuming conversion of all convertible notes held by the selling shareholders on that date, without regard to any limitations on conversions.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders holding convertible notes, this prospectus generally covers the resale of at least 120% of the maximum number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date of the registration statement is initially filed with the SEC.  Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the convertible notes, a selling shareholder may not convert the convertible notes to the extent such conversion would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% (or 9.99% upon the election of the holder) of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination of shares of common stock issuable upon conversion of the convertible notes which have not been converted.  The number of shares in the second column does not reflect this limitation.  The selling shareholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Wensley Hobby & Ronella Hobby JT Ten	11,321	(1)	11,321	(1)	0	0
Pamela A. Muller Patton	4,528	(2)	4,528	(2)	0	0
Peter Coppola	6,792	(3)	6,792	(3)	0	0
Matthew Fiorilli	19,811	(4)	19,811	(4)	0	0
Phil Ermis	2,264	(5)	2,264	(5)	0	0
Alan D. Matthes TTEE Revocable Trust	2,264	(6)	2,264	(6)	0	0
Geoffrey D. Cant	3,396	(7)	3,396	(7)	0	0
Gary Mintz	5,660	(8)	5,660	(8)	0	0
Jon B. Kruljac	4,800	(9)	4,800	(9)	0	0
John Schleyer	4,528	(10)	4,528	(10)	0	0
Embry Living Trust DTD 07/16/97	22,642	(11)	22,642	(11)	0	0
William B. Telfair & Carole H. Telfair JT Ten	1,132	(12)	1,132	(12)	0	0
John F. Kullerstrand	4,528	(13)	4,528	(13)	0	0
Rita A. Neville Landwehr	11,321	(14)	11,321	(14)	0	0
Jean Gaur	11,321	(15)	11,321	(15)	0	0
Tim MacRae	2,264	(16)	2,264	(16)	0	0
Patsy Ragonese	5,660	(17)	5,660	(17)	0	0
Hoy A. Moose, Jr.	4,528	(18)	4,528	(18)	0	0
Daniel E. Morocco	2,264	(19)	2,264	(19)	0	0
Michael Donnelly	6,000	(20)	6,000	(20)	0	0
Christine Gefken	11,321	(21)	11,321	(21)	0	0

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Hamilton Fish	2,264	(22)	2,264	(22)	0	0
Donald Thiry	22,642	(23)	22,642	(23)	0	0
William Waack & Suzanne Waack JT Ten	2,264	(24)	2,264	(24)	0	0
David H. Benaderet	11,321	(25)	11,321	(25)	0	0
Hubert D. Meeks & Mary P. Meeks JT Ten	4,075	(26)	4,075	(26)	0	0
Robert J. Barnwell, Sr. TTEE DTD 09/21/1998	5,660	(27)	5,660	(27)	0	0
William Moreland	90,000	(28)	90,000	(28)	0	0
Raymond H. Goodrich, Dorothea Goodrich CO TTEES, The Goodrich Family Trust	5,660	(29)	5,660	(29)	0	0
Bob Seifert & Carolyn Seifert Jt WROS	2,264	(30)	2,264	(30)	0	0
Dr. Peter H. Ferber & Gloria P. Ferber Jt Ten	4,528	(31)	4,528	(31)	0	0
Gloria M. Mayster	4,528	(32)	4,528	(32)	0	0
Barbara Conlin & Robert Conlin JTWROS	9,057	(33)	9,057	(33)	0	0
Suresh Sharma	2,264	(34)	2,264	(34)	0	0
Jeff Benison	11,321	(35)	11,321	(35)	0	0
Michael Aronson	5,660	(36)	5,660	(36)	0	0
Jeffery Hinkle & Kimberly J. Hinkle JT Ten	9,057	(37)	9,057	(37)	0	0
Raymond Doremus	2,264	(38)	2,264	(38)	0	0
Michael S. Krushinsky & Joyce L. Krushinsky Jt Ten	3,396	(39)	3,396	(39)	0	0

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Milton F. Langer	2,264	(40)	2,264	(40)	0	0
P&W Exemption Trust Wallace Hollander TTEE DTD 08/19/1993	2,264	(41)	2,264	(41)	0	0
Edward Simonian	3,396	(42)	3,396	(42)	0	0
Carol Kardon	2,264	(43)	2,264	(43)	0	0
Hinda Mizrahi	5,660	(44)	5,660	(44)	0	0
Thomas J. McQuaide	4,075	(45)	4,075	(45)	0	0
Pat S. West & Patricia K. West Jt WROS	2,264	(46)	2,264	(46)	0	0
Aerials Gymnastics Attention To Forster	11,321	(47)	11,321	(47)	0	0
Dorothy Blackstone	5,660	(48)	5,660	(48)	0	0
Kraig Lotter	2,264	(49)	2,264	(49)	0	0
Angelo Gigliotti & Paula J. Gigliotti Jt WROS	4,528	(50)	4,528	(50)	0	0
Constantinos Papavasiliou	4,528	(51)	4,528	(51)	0	0
Bernard F. Kolanowski & Mary Beth Kolanowski Jt Ten	2,264	(52)	2,264	(52)	0	0
Neil Weiss	9,057	(53)	9,057	(53)	0	0
Shelton Steinle & Jeanette Steinle Jt WROS	9,057	(54)	9,057	(54)	0	0
KC Gamma Opportunity Fund LP	120,000	(55)	120,000	(55)	0	0
John G. Nolan	4,528	(56)	4,528	(56)	0	0
Carol L. Rhodes	11,321	(57)	11,321	(57)	0	0
Douglas Chaikin	11,321	(58)	11,321	(58)	0	0
Joe L. Collins	22,642	(59)	22,642	(59)	0	0

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Money Market Investment Club of Toledo	7,925	(60)	7,925	(60)	0	0
Howard Falick	4,528	(61)	4,528	(61)	0	0
Edward Vander Meulen and Carol Vander Meulen JTWROS	5,660	(62)	5,660	(62)	0	0
Embry Living Trust DTD 07/16/97	45,283	(63)	45,283	(63)	0	0
Linda R. Shayman	4,528	(64)	4,528	(64)	0	0
Santo Zito & Josephine Zito JT Ten	6,792	(65)	6,792	(65)	0	0
Robert Benach	22,642	(66)	22,642	(66)	0	0
Jeffrey M. Walters	5,660	(67)	5,660	(67)	0	0
John T. Bloom & Janet Freenan Bloom JT Ten	5,660	(68)	5,660	(68)	0	0
Brad A. Cartier and Mun-Peng Tan JTWROS	4,528	(69)	4,528	(69)	0	0
William B. Telfair & Carole H. Telfair JT Ten	3,396	(70)	3,396	(70)	0	0
Robert L. Boxer & Susan S. Rodio JTWROS	7,925	(71)	7,925	(71)	0	0
Jonathan E. Stone & Janet T. Stone JT Ten	3,396	(72)	3,396	(72)	0	0
Denis J. Kent	2,264	(73)	2,264	(73)	0	0
Edward H. Gross & Suanne P. Gross JT Ten	5,660	(74)	5,660	(74)	0	0
Richard Molinsky	11,321	(75)	11,321	(75)	0	0
Kenneth A. Kranz TTEE Living Trust UA DTD 07/14/98	4,528	(76)	4,528	(76)	0	0
Daniel E. Morocco	2,264	(77)	2,264	(77)	0	0

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Jeffrey A. Gudin & Susan H. Gerber JTWROS	13,585	(78)	13,585	(78)	0	0
Maria A. Cantone	11,321	(79)	11,321	(79)	0	0
Robert M. Young	11,321	(80)	11,321	(80)	0	0
James J. Young & June A. Young JT Ten	9,057	(81)	9,057	(81)	0	0
Bobby Nedbalek	22,642	(82)	22,642	(82)	0	0
Ivan Neathrey	22,642	(83)	22,642	(83)	0	0
Dale W. Miller & Melanie Trevino JT TIC	5,660	(84)	5,660	(84)	0	0
Patrick A. Dennis	11,321	(85)	11,321	(85)	0	0
David L. Reklau	5,660	(86)	5,660	(86)	0	0
Joel D. Fedder	11,321	(87)	11,321	(87)	0	0
Mordecai Bluth	3,396	(88)	3,396	(88)	0	0
Gordon L. Reamey	4,528	(89)	4,528	(89)	0	0
Charles Lasley & Rebecca Lasley JT Ten	5,660	(90)	5,660	(90)	0	0
David H. Benaderet	33,962	(91)	33,962	(91)	0	0
George Gosen	4,528	(92)	4,528	(92)	0	0
T. Michael Rahaim	4,528	(93)	4,528	(93)	0	0
John Bridges Sr.	2,264	(94)	2,264	(94)	0	0
Gordon J. Weiss	11,321	(95)	11,321	(95)	0	0
Robert G. Conlin	3,396	(96)	3,396	(96)	0	0
Steven Stein	5,660	(97)	5,660	(97)	0	0
Kenneth W. Embry	4,528	(98)	4,528	(98)	0	0

	Number of Shares of Common Stock Owned		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Ownership of Shares of Common Stock Owned After Offering
Name of Selling Shareholder	Prior to Offering		Prospectus		Number	Percentage
Wayne W. Roe	11,321	(99)	11,321	(99)	0	0
Paltrowitz, Goldfarb, Schmidt, and Milale, MD PA Profit Sharing Plan	5,660	(100)	5,660	(100)	0	0
Franklin Living Trust Richard B. Franklin TTEE, Janie M. Franklin TTEE	3,396	(101)	3,396	(101)	0	0
George M. Keller	2,264	(102)	2,264	(102)	0	0
Estate of Morris Emory Franklin, Morris E. Franklin Jr. Executor	4,528	(103)	4,528	(103)	0	0
Dale W. Miller	5,660	(104)	5,660	(104)	0	0
Carol Martin	2,264	(105)	2,264	(105)	0	0
Phyllis Kargher and Jonathan Kushner JT Ten	5,660	(106)	5,660	(106)	0	0
Dukat Family Trust	5,660	(107)	5,660	(107)	0	0
Kenneth Richardson	9,057	(108)	9,057	(108)	0	0
David V. Montieth & Karen B. Montieth JT Ten	11,321	(109)	11,321	(109)	0	0
Mary F. Sippell & John Sippell JTWROS	2,264	(110)	2,264	(110)	0	0
Thomas R. Gardner TTEE DTD 12/19/2006	2,264	(111)	2,264	(111)	0	0
Cantone Research, Inc.	250,000	(112)	250,000	(112)	0	0
Total	1,270,828		1,270,828		0	0

(1)           Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(2)           Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(3)           Represents 6,792 shares of common stock issuable upon exercise of a convertible note.

(4)           Represents 19,811 shares of common stock issuable upon exercise of a convertible note.

(5)           Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(6)           Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(7)           Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(8)           Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(9)           Represents 4,800 shares of common stock issuable upon exercise of a convertible note.

(10)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(11)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(12)         Represents 1,132 shares of common stock issuable upon exercise of a convertible note.

(13)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(14)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(15)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(16)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(17)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(18)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(19)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(20)         Represents 6,000 shares of common stock issuable upon exercise of a convertible note.

(21)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(22)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(23)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(24)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(25)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(26)         Represents 4,075 shares of common stock issuable upon exercise of a convertible note.

(27)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(28)         Represents 90,000 shares of common stock issuable upon exercise of a convertible note.

(29)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(30)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(31)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(32)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(33)         Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(34)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(35)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(36)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(37)         Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(38)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(39)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(40)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(41)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(42)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(43)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(44)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(45)         Represents 4,075 shares of common stock issuable upon exercise of a convertible note.

(46)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(47)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(48)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(49)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(50)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(51)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(52)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(53)         Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(54)         Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(55)         Represents 120,000 shares of common stock issuable upon exercise of a convertible note.

(56)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(57)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(58)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(59)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(60)         Represents 7,925 shares of common stock issuable upon exercise of a convertible note.

(61)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(62)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(63)         Represents 45,283 shares of common stock issuable upon exercise of a convertible note.

(64)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(65)         Represents 6,792 shares of common stock issuable upon exercise of a convertible note.

(66)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(67)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(68)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(69)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(70)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(71)         Represents 7,925 shares of common stock issuable upon exercise of a convertible note.

(72)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(73)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(74)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(75)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(76)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(77)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(78)         Represents 13,585 shares of common stock issuable upon exercise of a convertible note.

(79)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(80)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(81)         Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(82)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(83)         Represents 22,642 shares of common stock issuable upon exercise of a convertible note.

(84)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(85)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(86)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(87)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(88)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(89)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(90)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(91)         Represents 33,962 shares of common stock issuable upon exercise of a convertible note.

(92)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(93)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(94)         Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(95)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(96)         Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(97)         Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(98)         Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(99)         Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(100)       Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(101)       Represents 3,396 shares of common stock issuable upon exercise of a convertible note.

(102)       Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(103)       Represents 4,528 shares of common stock issuable upon exercise of a convertible note.

(104)       Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(105)       Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(106)       Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(107)       Represents 5,660 shares of common stock issuable upon exercise of a convertible note.

(108)       Represents 9,057 shares of common stock issuable upon exercise of a convertible note.

(109)       Represents 11,321 shares of common stock issuable upon exercise of a convertible note.

(110)       Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(111)       Represents 2,264 shares of common stock issuable upon exercise of a convertible note.

(112)       Represents 250,000 shares of common stock issuable upon exercise of Warrants.  CRI is a registered broker dealer.  CRI has certified to us that it received the Warrants in the ordinary course of business, and at the time of such receipt, CRI had no agreements or understandings, directly or indirectly, with any person to distribute the Warrants or the shares of common stock issuable upon exercise thereof.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the convertible notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the convertible notes and Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be affected in transactions, which may involve crosses or block transactions,

•                  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  through the writing of options, whether such options are listed on an options exchange or otherwise;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  sales pursuant to Rule 144 of the Securities Act;

•                  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such method of sale; and

•                  any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved.)  In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, Warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name and names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $21,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution.  We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the

Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio.  Attorneys at Carlile Patchen & Murphy LLP beneficially own 11,000 shares of our common stock.

EXPERTS

Battelle & Battelle LLP, an independent registered public accounting firm, audited our consolidated financial statements included in our 2010 Annual Report on Form 10-K for the year ended December 31, 2010, as set forth in their report which has been incorporated by reference, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring to those publicly available documents.  The information that we incorporate by reference in this prospectus is considered to be part of this prospectus.  The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 31, 2011.

•                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 16, 2011.

•                  Our Current Reports on Form 8-K filed with the SEC (excluding any portions of such reports that have been “furnished” but not “filed” for purposes of the Exchange Act) on January 6, 2011, January 14, 2011, March 29, 2011, April 6, 2011, May 5, 2011, May 13, 2011, June 6, 2011, June 9, 2011 June 16, 2011, June 28, 2011 and June 29, 2011.

•                  Our Current Reports on Form 8-K/A filed with the SEC (excluding any portions of such reports that have been “furnished” but not “filed” for purposes of the Exchange Act) on January 6, 2011, April 1, 2011, and April 6, 2011.

•                  Our Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2011.

The description of our common stock contained in our Exchange Act Registration Statement on Form 8-A12B filed with the SEC on November 7, 2006 incorporating the description contained in our Registration Statement on Form SB-2, File No. 333-131542, as originally filed with the SEC on February 23, 2006 and as subsequently amended.

AdCare hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus.  Request for such copies should be directed to AdCare Health Systems, Inc., at (973) 964-8974 or 5057 Troy Road, Springfield, Ohio 45502-9032, Attention:  Martin D. Brew, Chief Financial Officer.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information deemed furnished and not filed with the SEC.

Any statement contained in a document incorporated by reference or deemed incorporation by reference in this prospectus or any prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus and such prospectus supplement to the extent that a statement contained in this prospectus, any prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference modified, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus or prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement.  For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement.  Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  We also file periodic reports and other information with the SEC.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The shares of common stock offered under this prospectus are offered only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

While indemnification for liabilities under the Securities Act is permitted to our directors, officers, and controlling people, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim of indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers, or controlling people in a successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with our securities, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, ask a court of appropriate jurisdiction to decide whether or not such indemnification is against public policy as expressed in the Securities Act.  We will be governed by the final adjudication of the issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered.  All amounts are estimates except the SEC registration statement filing fee.

Amount to
Be Paid
SEC registration statement filing fee	$937
Legal fees and expenses	$10,000
Accounting fees and expenses	$10,000
Total	$20,937

Item 15.  Indemnification of Directors and Officers

Our Articles of Incorporation and Code of Regulations limit the liability of our officers and directors to the extent currently permitted by the Ohio Revised Code.

Section 1701.13(E) of the Ohio Revised Code (“Section 1701.13”) provides in regard to indemnification of directors and officers as follows:

(1)           A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him on connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2)           A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by him on connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any of the following:

(a)           Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)           Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code.

(3)           To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4)           Any indemnification under division (E)(1) or (2) of Section 1701.13, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of Section 1701.13.  Such determination shall be made as follows:

(a)           By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13;

(b)           If the quorum described in division (E)(4)(a) of Section 1701.13 is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)           By the shareholders;

(d)           By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13 was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of Section 1701.13 shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of Section 1701.13, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5)           (a)  Unless at the time of the director’s act or omissions that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13 is pursuant to section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i)            Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)           Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)           Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of Section 1701.13, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6)           The indemnification authorized by Section 1701.13 shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7)           A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 1701.13.  Insurance may be purchased from or maintained with a person in whom the corporation has a financial interest.

(8)           The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of Section 1701.13 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6) or (7) of Section 1701.13.  Divisions (E)(1) or (2) of Section 1701.13 do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)           As used in division (E) of Section 1701.13, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under Section 1701.13 with respect to the new or surviving corporation as he would if he had serviced the new or surviving corporation in the same capacity.

We have obtained directors’ and officers’ liability insurance coverage from the Starr Indemnity and Liability Company.  The policy covers up to $5,000,000 for each claim during each policy year.

Item 16.  Exhibits

Exhibit Number	Description

4.1	Form of Subordinated Convertable Note issued on March 31, 2011 (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on April 6, 2011).

4.2	Form of Subordinated Convertable Note issued April 29, 2011.

4.3	Warrant to Purchase Shares of Common Stock, dated March 31, 2011, issued by AdCare Health Systems, Inc. to Cantone Research, Inc.

4.4

Registration Rights Agreement Dated March 31, 2011, by and among AdCare Health Systems, Inc. and the investors named therein (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on April 6, 2011).

4.5	Registration Rights Agreement Dated April 29, 2011, by and among AdCare Health Systems, Inc. and the investors named therein.

5.1	Opinion of Carlile Patchen & Murphy LLP

10.1

Securities Purchase Agreement dated March 31, 2011, by and among AdCare Health Systems, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on April 6, 2011).

10.2	Securities Purchase Agreement dated April 29, 2011, by and among AdCare Health Systems, Inc. and the investors named therein.

Exhibit Number	Description

23.1	Consent of Battelle & Battelle LLP.

23.2	Consent of Carlile Patchen & Murphy LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to the registration statement).

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 of Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be a part of and included in the registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which a prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           (a)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered to sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered ,the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Springfield, State of Ohio, on July 13, 2011.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry
President and Chief Executive Officer

Date: July 13, 2011

Each person whose signature appears below constitutes and appoints each of David A. Tenwick and Boyd P. Gentry, individually, his or her true and lawful attorney-in-fact and agent, each with full powers of substitution and re-substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the SEC pursuant to Rule 462(b) under the Securities Act to register additional securities in connection with this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David A. Tenwick	Director, Chairman	July 13, 2011
David A. Tenwick

/s/ Boyd P. Gentry	Director, President and	July 13, 2011
Boyd P. Gentry	Chief Executive Officer

/s/ Martin D. Brew	Chief Financial Officer	July 13, 2011
Martin D. Brew

/s/ By: David A. Tenwick, as attorney in-fact	Director, Vice-Chairman	July 13, 2011
Christopher Brogdon	and Chief Acquisitions Officer

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Jeffrey L. Levine

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Philip S. Radcliffe

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Laurence E. Sturtz

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Peter J. Hackett

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Gary L. Wade

/s/ By: David A. Tenwick, as attorney in-fact	Director	July 13, 2011
Joshua J. McClellan